UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2008

LIGHTSCAPE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-30299
(Commission File Number)

98-0217653
(IRS Employer Identification No.)

3/F., 80 Gloucester Road, Wanchai, Hong Kong
(Address of principal executive offices and Zip Code)

(852) 2546-1808
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As used in this current report, the terms "we", "us" and "our" refer to Lightscape Technologies Inc. and our wholly-owned subsidiaries.

On February 12, 2008, we entered into a joint venture agreement with Beijing Xintong Media & Cultural Development Co. Ltd. (“BX”) to build an outdoor LED-based advertising company in The People’s Republic of China. BX is a China-based integrated media company with operations in advertising, billboard distribution, cultural activities, public relations consulting and television program production. BX is a subsidiary company of New World TMT Ltd., the telecom, media and technology investment arm of the New World Group.

The operations of the joint venture company are anticipated to include the sourcing, design installation, servicing and maintenance of LED video screens at locations in China, and the securing of advertising contracts related to the advertising and media content to be displayed on the LED screens.

Pursuant to the terms of the joint venture agreement, the joint venture company will be Beijing Xintong New Vision Media Advertising Co. Ltd. (“BXNV”), an existing company incorporated in The People’s Republic of China.

Our company agreed to contribute to BXNV cash and an LED screen for the joint venture’s initial screen installation within ninety business days of the agreement signing date. In exchange for these contributions, we would obtain 50.1% ownership of BXNV, with the remaining 49.9% to be held by BX. Additionally, our company would be the exclusive supplier to sell LED screens to the joint venture in the future.

As per the terms of the joint venture agreement, BX agreed to contribute cash to BXNV and agreed to secure certain government licenses, rental agreements and advertising agreements for BXNV relating to the placement of LED screens at new and existing properties in China and the advertising content to be displayed on the LED screens.

Our company and BX agreed to cooperate to complete the installation of one LED screen at a location in Beijing within sixty business days of the signing of the agreement.

The closing of the joint venture agreement was agreed between the parties to occur within ninety business days of the agreement signing date.

Item 9.01 Financial Statements and Exhibits.

A copy of the Joint Venture Agreement will be filed with our next Form 10-KSB in accordance with item 601 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSCAPE TECHNOLOGIES INC.

By:	/s/ Bondy Tan
Name: Bondy Tan
Title: President and Chief Executive Officer
Dated: February 20, 2008